EXHIBIT 23.2

RYDER SCOTT COMPANY, L.P.
1100 Louisiana, Suite 3800
Houston, Texas  77002-5218 USA
Houston, Texas
August 12, 2008

McMoRan Exploration Co.
1615 Poydras St.
New Orleans, LA 70112

Ladies and Gentlemen:

We hereby consent to the references to Ryder Scott Company, L.P. and to the inclusion of our estimates of reserves and present value of future net reserves in McMoRan Exploration Co.’s (the Company) Registration Statement on Form S-8 (the Registration Statement) relating to the Company’s 2008 Stock Incentive Plan to be filed with the United States Securities and Exchange Commission in August 2008, included by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, in the Registration Statement.

Very truly yours,

/s/ Ryder Scott Company, L. P._
Ryder Scott Company, L.P.